UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                                (Amendment No. )

	           Under the Securities Exchange Act of 1934


                                 Virtgame Corp.
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                                (Name of Issuer)


                                   Common Stock
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                         (Title of Class of Securities)


                                  00092826G103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 22, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

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

Schedule 13G                 				                Page 2
------------           					         -------------

1.       NAMES OF REPORTING PERSONS

	 MMCAP International Inc. SPC (the "Reporting Person")

	 S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

	 N/A

-------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
                                                                 (a)  [ ]
                                                                 (b)  [ ]
-------------------------------------------------------------------------------
3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

	 Cayman Islands

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                     5.   SOLE VOTING POWER
NUMBER OF                 2,201,900
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  0
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    2,201,900
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,201,900
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                               [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.1%
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12.      TYPE OF REPORTING PERSON
         CO
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Schedule 13G                 						  Page 3
-----------                                                         ------------

Item 1(a).   Name of Issuer:

                  Virtgame Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

		  6969 Corte Santa Fe, Suite A, San Diego, CA 92121-3270


Item 2(a).   Name of Person Filing:

                  MMCAP International Inc. SPC

Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

                  P.O. Box 32021 SMB, Anchorage Centre, 2nd Floor, Grand Cayman, Cayman Islands, BWI

Item 2(c).   Citizenship:

                  Cayman Islands

Item 2(d).   Title of Class of Securities:

                  Common Stock

Item 2(e).   CUSIP Number:

                  00092826G103

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)  [ ] Broker or dealer registered under Section 15 of the Act;

        (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

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Schedule 13G                 					   Page 4
------------         					   --------------

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

        (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.      Ownership.

        (a)  Amount Beneficially Owned:

	     2,201,900

        (b)  Percent of Class:

             6.1%

        (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:  2,201,900
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote:                                      0
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of:                            2,201,900
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of:                            0
                                                                ----------

Schedule 13G                                                           Page 5
------------        						-------------

Item 5.      Ownership of Five Percent or Less of Class.

	     Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.
             -------------

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                					   Page 6
------------        					   --------------



                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 14, 2005


                            MMCAP International Inc. SPC


                            By: /s/ Matthew MacIsaac
				------------------------
                                Name: Matthew MacIsaac
                                Title: President